Mourant Ozannes (Jersey) LLP 22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333

To each Addressee listed in the Schedule to this opinion

(each an Addressee)

19 March 2026

Our ref: 8074133/254616748/6

Dear Sirs

WPP plc (the Parent Guarantor) - guarantee of debt securities to be issued by each of WPP Finance 2020 and WPP 2025 LLC (each an Issuer)

We act as the Jersey legal counsel to the Parent Guarantor.

We understand that pursuant to the Base Indenture (as defined below), each Issuer may, from time to time, issue debt securities (Securities) under the US Securities Act of 1933, as amended (the Securities Act), in one or more series (each, a Series) by executing a supplemental indenture (each, a Supplemental Indenture) which constitutes, and sets out the specific terms of, the Securities of the relevant Series.

We also understand that the Securities of each Series will be:

(a)	guaranteed by the Parent Guarantor, WPP Jubilee Limited and WPP 2005 Limited (together, the Guarantors), pursuant to a guarantee (the Guarantee) for the Securities of that Series contained in Article 13 (Guarantee of Securities) of the Base Indenture;
(b)	registered under the Securities Act and will be offered to US investors pursuant to the Base Prospectus (as defined below) and a prospectus supplement (each, a Prospectus Supplement) for the Securities of that Series; and
(c)	represented by a global security in registered form (each, a Global Security) for the Securities of that Series to be issued by the relevant Issuer in the form set out in Article 2 (Security Forms) of the Base Indenture.

We have been asked by the Parent Guarantor to give this opinion in connection with the registration of Securities under the Securities Act.

Mourant Ozannes (Jersey) LLP is registered as a limited liability partnership in Jersey with registered number LLP112

BVI | CAYMAN ISLANDS | GUERNSEY | HONG KONG | JERSEY | LONDON	mourant.com

1.	Documents examined
1.1	For the purposes of this opinion, we have examined a copy of each of the following documents:
(a)	an indenture (the Base Indenture) to be entered into between each Issuer, the Guarantors, Wilmington Trust, National Association as trustee (in such capacity, the Trustee) and Citibank, N.A., as registrar and paying agent;
(b)	a registration statement on Form F-3 (the Registration Statement) relating to the Securities, which includes a base prospectus dated 19 March 2026 (the Base Prospectus);
(c)	the following resolutions of the board of directors of the Parent Guarantor (together, the Director Resolutions): (i) resolutions passed on 11 May 2020 pursuant to which the directors resolved (among other things) to establish a board executive committee (the Board Executive Committee) of the board of directors; and (ii) resolutions passed on 5 August 2025 pursuant to which the board of directors resolved (amongst other things, to approve, in principle, the Parent Guarantor's guarantee of each Series of Securities and delegate to the Board Executive Committee full power to (among other things) approve the Parent Guarantor's entry into the Base Indenture and each Supplemental Indenture and its guarantee of each Series of Securities;
(d)	resolutions of the Board Executive Committee of the Parent Guarantor passed in writing on 17 March 2026 (the Board Executive Committee Resolutions) pursuant to which the Board Executive Committee resolved (among other things) that the Parent Guarantor should enter into the Base Indenture; and
(e)	the Parent Guarantor's memorandum and articles of association.
1.2	We have relied on a certificate of the company secretary of the Parent Guarantor dated 19 March 2026 (the Opinion Certificate) a copy of which is attached to this opinion. We have not verified, and express no opinion on, the accuracy of the matters contained in the Opinion Certificate.
1.3	We have not examined for these purposes any other agreements or other documents (the Other Documents) to be entered into by the Parent Guarantor (including, without limitation, any Supplemental Indenture or any documents incorporated by reference in or otherwise referred to in the Base Indenture or the Registration Statement) and we offer no opinion on any such Other Document.
2.	Assumptions

We have assumed that:

2.1	each document examined by us (and any signature, initial, stamp or seal on it) is genuine and, where it is a copy, it conforms to the original document and that, in the case of the Base Indenture, it will be executed by all parties thereto in substantially the same form as the last draft examined by us;
2.2	the Opinion Certificate remains accurate;
2.3	each director of the Parent Guarantor (and any alternate) has disclosed to the Parent Guarantor any interests that, directly or indirectly, conflict or may conflict to a material extent with the interests of the Parent Guarantor and any of its subsidiaries with regard to the transactions and other matters recorded in the Director Resolutions and the Board Executive Committee Resolutions and such disclosures are recorded in the Board Executive Committee Resolutions, or previous board minutes, of the Parent Guarantor;

2.4	the Director Resolutions and the Board Executive Committee Resolutions, in each case, were duly passed, are in full force and effect and have not been amended, revoked or superseded and any meeting at which such resolutions were passed was duly convened and quorate throughout;
2.5	each party to the Base Indenture and each Supplemental Indenture (other than the Parent Guarantor as a matter of Jersey law) will have:
(a)	the capacity and power;
(b)	taken all the necessary action; and
(c)	obtained all the necessary agreements, approvals, authorisations, consents, licences, registrations or qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any contract binding upon it), to execute and perform its obligations under the Base Indenture and each Supplemental Indenture and that the Base Indenture and each Supplemental Indenture will have been duly executed by each such party;

2.6	the Base Indenture and each Supplemental Indenture will be, legal, valid, binding and enforceable in accordance with their respective terms as a matter of all applicable laws other than Jersey law;
2.7	that the opinion expressed below will not be affected by the laws (including public policy) of any jurisdiction outside Jersey and in particular but without limiting the generality of the foregoing:
(a)	that there are no provisions of the laws of any jurisdiction outside Jersey which would be contravened by the execution, delivery or performance of the Base Indenture or any Supplemental Indenture; and
(b)	that there has been, and there will be, due compliance with all matters of every applicable law (other than Jersey law);
2.8	in causing the Parent Guarantor to enter into the Base Indenture and each Supplemental Indenture, each of the directors of the Parent Guarantor will be acting in good faith with a view to the best interests of the Parent Guarantor and will be exercising the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;
2.9	the Parent Guarantor is able to pay its debts as they fall due and will not become unable to do so by virtue of the execution of the Base Indenture or any Supplemental Indenture or the performance of the transactions contemplated thereby and no steps have been taken or resolutions passed to wind up the Parent Guarantor;
2.10	the Parent Guarantor, in entering into the Base Indenture and each Supplemental Indenture will be, acting as principal on its own behalf and not as an agent or trustee or in any other capacity;
2.11	that, for each Series of Securities, prior to the issue of that Series of Securities:
(a)	the relevant Issuer and the Guarantors will prepare and file with the US Securities and Exchange Commission a Prospectus Supplement; and

(b)	the relevant Issuer, the Guarantors and the Trustee will execute and deliver a Supplemental Indenture governed by New York law,

which set outs the terms and conditions for the Securities of that Series;

2.12	that the powers conferred on the Board Executive Committee, as set out in the extract of the Director Resolutions referred to in paragraph 1.1(c) above, will remain in full force and effect and will not be amended or revoked;
2.13	that, in relation to each Series of Securities, the Board Executive Committee will duly approve and authorise, in accordance with the Parent Guarantor's articles of association, the Parent Guarantor's entry into, and execution of, the Supplemental Indenture for that Series of Securities;
2.14	that, for each Series of Securities, the Global Security for that Series of Securities will:
(a)	be fully and properly completed to reflect the terms and conditions of the Securities of that Series; and
(b)	be duly executed by the relevant Issuer and duly dated, authenticated, issued and delivered in accordance with the Base Indenture,

and all necessary entries will be made in the Securities Register (as defined in the Base Indenture) in respect of the issue of the Global Security;

2.15	that, for each Series of Securities, all necessary acts or formalities required under the Base Indenture to ensure that the Guarantee will be valid and effective in relation to that Series of Securities will be taken or observed;
2.16	that the Parent Guarantor's entry into, and the performance of its obligations (including its obligations under the Guarantee) under, the Base Indenture and each Supplemental Indenture will not cause the Parent Guarantor to breach the limitation on borrowing contained in Article 84 (Power to borrow money) of its articles of association;
2.17	that, in relation to each Series of Securities, none of the terms of the Supplemental Indenture for that Series of Securities would affect this opinion in any way;
2.18	that no money or other property of the Parent Guarantor over which the Trustee has, or purports to have, a lien under Article 6.7 (Compensation and Reimbursement) of the Base Indenture is, or will be, situated in Jersey;
2.19	there are no:
(a)	arrangements, agreements or deeds to which the Parent Guarantor is party (other than its memorandum and articles of association); or
(b)	resolutions passed by the Parent Guarantor,

the terms of which could affect, conflict with, or be breached by, the terms of the Base Indenture or any Supplemental Indenture; and

2.20	that no event occurs after the date of this opinion that would affect this opinion.

3.	Opinion

Subject as provided above and to the observations and qualifications hereinafter appearing and to matters not disclosed to us, we are of the opinion that, once the Base Indenture has been duly dated, executed and delivered by the parties to it, the obligations to be assumed by the Parent Guarantor under the Guarantee will constitute valid, legal, binding and enforceable obligations of the Parent Guarantor.

4.	Qualifications and observations

Our opinion is subject to the following qualifications and observations:

4.1	This opinion is subject to all laws relating to bankruptcy, dissolution, insolvency, mandatory insolvency set-off, re-organisation, winding up, liquidation, moratorium, court schemes, civil and criminal asset confiscation, recovery and forfeiture and bank recovery and resolution and other laws and legal procedures of general application affecting the rights of creditors or secured creditors.
4.2	Notwithstanding that the obligations in the Base Indenture are of a type which the Jersey courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms. In particular, but without limitation:
(a)	enforcement may be limited by general principles of equity (for example, equitable remedies such as specific performance and injunction are discretionary and may not be available where damages are an adequate remedy);
(b)	obligations may be void or voidable by reason of duress, fraud, misrepresentation, mistake or undue influence;
(c)	contractual obligations that are regarded as penalties (for example, default interest provisions) may not be enforceable or may be reduced if found to exceed the maximum damages which the claimant could have suffered as a result of a breach of contract;
(d)	the Jersey courts will not enforce the terms of an agreement if:
(i)	they are, or their performance would be, illegal in a jurisdiction other than Jersey or contrary to public policy in Jersey or in another jurisdiction;
(ii)	the parties have an illegal purpose that is not apparent from its express terms; or
(iii)	they would breach applicable exchange control regulations;
(e)	the Jersey courts may not enforce the terms of an agreement that:
(i)	provide for the payment or reimbursement of, or indemnity against, the costs of litigation or enforcement proceedings brought before Jersey or foreign courts or where such courts have themselves made an order for costs;
(ii)	constitute an agreement to negotiate or an agreement to agree;

(iii)	would involve the enforcement of any foreign revenue, penal or other public laws or an indemnity given in respect of any of these laws;
(iv)	relate to confidentiality (which may be overridden by the requirements of legal process);
(v)	provide that failure or delay by a party in exercising a right or remedy does not operate as a waiver of that right or remedy;
(vi)	provide that any of the terms of that agreement can only be amended or waived in writing (and not orally or by course of conduct); or
(vii)	permit the severance of illegal, invalid or unenforceable terms;
(f)	the Jersey courts may hold that a judgment of a Jersey or foreign court given in respect of an agreement supersedes the agreement (so that, for example, any obligations relating to the payment of interest after the judgment or any currency indemnities would not be held to survive the judgment);
(g)	the Jersey courts may refuse to allow unjust enrichment or to give effect to any provisions of an agreement that they consider usurious;
(h)	provisions in an agreement or in articles of association that purport to restrict the exercise of a statutory power may not be enforceable;
(i)	claims may become time barred or may be subject to rights and defences of abatement, acquiescence, counterclaim, estoppel, frustration, laches, set-off, waiver and similar rights and defences;
(j)	the effectiveness of terms that seek to exclude or limit a liability or duty otherwise owed, or to indemnify a person in respect of a loss caused by the act or omission of that person, may be limited by law;
(k)	subject to limited exceptions, only a party to an agreement governed by Jersey law may enforce its terms; and
(l)	where any party to an agreement is party to it in more than one capacity that party may not be able to enforce obligations purportedly owed by it to itself.
4.3	We have made no enquiry or assessment as to whether the Parent Guarantor will be in a position to fulfil its obligations under the Base Indenture.
4.4	We offer no opinion as to whether the acceptance, execution or performance of the Parent Guarantor's obligations under the Base Indenture will result in the breach of or infringe any other agreement, deed or arrangement entered into by or binding on the Parent Guarantor other than the Parent Guarantor's articles of association.
4.5	Any provision of the Base Indenture providing for the payment of additional monies consequent on the breach of any provision thereof by any person expressed to be a party thereto or entitled to the benefit thereof, whether expressed by way of penalty, additional interest, liquidated damages or otherwise, may be unenforceable or liable to be reduced if such additional payment were held to be excessive in so far as it unreasonably exceeds the maximum damages which the claimant could have suffered as a result of such breach.

4.6	Provisions as to severability contained in the Base Indenture may not be binding and the question of whether or not provisions may be severed would be determined by the Jersey courts at their discretion.
4.7	On application of a liquidator (in the course of the insolvent winding-up of a Jersey company) or of the Viscount (in the course of a désastre):
(a)	if a person has:
(i)	entered into a transaction with a person at an undervalue during the period of 5 years immediately preceding the commencement of the winding-up or the making of the declaration that the property of the person is en désastre; or
(ii)	given a preference to a person, during the period of 12 months immediately preceding the commencement of the winding-up or the making of the declaration that the property of the person is en désastre; and
(b)	if at the time of such transaction or preference:
(i)	the person was unable to pay its debts as they fell due or became unable to pay its debts as they fell due as a result of the transaction or preference; or
(ii)	(in certain cases where the person entered into the transaction with or gave the preference to another who was connected or associated with the person) it is not proved that the person was able to pay its debts as they fell due and did not become unable to pay its debts as they fell due as a result of the transaction or preference, the Jersey courts may make such an order as the court thinks fit for restoring the position to what it would have been if the preference had not been given or if the person had not entered into the transaction.

4.8	On application of a liquidator (in the course of the insolvent winding-up of a Jersey company) or of the Viscount (in the course of a désastre), the Jersey courts may set aside, vary or make other orders in relation to an extortionate credit transaction entered into by a person in the period of three years ending with the commencement of the winding-up (if the person is a Jersey company) or the declaration that the property of the person is en désastre. For these purposes an extortionate credit transaction is a transaction in which, having regard to the risk accepted by the person providing the credit, the terms of it are such as to require grossly exorbitant payments to be made in respect of the provision of the credit or which otherwise grossly contravenes ordinary principles of fair dealing.
4.9	The liquidator (in the course of the insolvent winding-up of a Jersey company) or the Viscount (in the course of a désastre) may, within six months of the commencement of the winding-up or the making of the declaration that the property of a person is en désastre, disclaim any onerous property of such Jersey company or such person. For these purposes, onerous property is (a) any unprofitable contract; and (b) any of the following which is unsaleable or not readily saleable or is such that it may give rise to a liability to pay money or perform any other onerous act: (i) any movable property (ii) any contract lease and (iii) any other immovable property if it is situated outside Jersey. The counterparty to, or person entitled to the benefit of, any such disclaimed contract or any person sustaining loss or damage in consequence of the operation of a disclaimer would have the right to prove in the winding-up or désastre for the amount of its losses incurred as a result thereof.

4.10	An act of the directors of a company might be set aside by the Jersey courts in an action brought by, for example, a creditor, shareholder or liquidator, if it were shown that the directors had exercised their powers for improper purposes (with the actual or constructive notice of the other party).
4.11	Where a director fails, in accordance with the Companies (Jersey) Law 1991, to disclose an interest in a transaction entered into by a Jersey company or its subsidiary which conflicts or may conflict to a material extent with the interests of the company, the transaction is voidable.
4.12	The Jersey courts will not apply New York law (the proper law) if:
(a)	it is not pleaded and proved;
(b)	the selection of New York law was not bona fide and legal; or
(c)	to do so would be contrary to public policy.

Furthermore:

(a)	the Jersey courts may apply a law other than the proper law (such as the law of the place an agreement was made) to determine the formal validity of an agreement;
(b)	matters of procedure upon enforcement of an agreement and assessment or quantification of damages will be determined by the Jersey courts in accordance with Jersey law;
(c)	the proprietary effects of an agreement may be determined by the Jersey courts in accordance with the domestic law of the place where the relevant property is situate;
(d)	the mode of performance of an agreement may be determined by the Jersey courts in accordance with the law of the place of performance; and
(e)	the Jersey courts may not apply a foreign law expressly selected in an agreement to govern non-contractual obligations arising out of, or in connection with, the agreement.
4.13	The Jersey courts may hold that despite any term of an agreement to the contrary:
(a)	any certificate, calculation, determination or designation of any party to the agreement is not conclusive, final or binding;
(b)	any person exercising any discretion, judgment or opinion under the agreement must act in good faith, for a proper purpose and in a reasonable manner; and
(c)	any power conferred by the agreement on one party to require another party to execute such documents or do any things the first party requires must be exercised reasonably.

4.14	Pursuant to the Powers of Attorney (Jersey) Law 1995:
(a)	subject to paragraph (b) below, a power of attorney is revoked by the death, incapacity or bankruptcy of a donor that is an individual or the bankruptcy or dissolution of a donor that is a body corporate;
(b)	where a power of attorney is expressed to be irrevocable (for any period) and is given:
(i)	for the purpose of facilitating the exercise of powers of a secured party under the Security Interests (Jersey) Law 2012 (the Security Law) or of powers given pursuant to a security agreement (as defined in the Security Law); or
(ii)	pursuant to, or in connection with, or for the purpose of, or ancillary to, security governed by a law other than Jersey law,

it is not revoked by the death, incapacity, bankruptcy or dissolution of the donor; and

(c)	subject to paragraphs (a) and (b) above, a power of attorney may be expressed to be irrevocable for any period not exceeding one year from the date on which it is granted or the date on which it comes into effect, whichever is the later.
4.15	The Jersey courts may:
(a)	not exercise or decline jurisdiction or stay or set aside proceedings (as appropriate) where:
(i)	process cannot legally be served on a defendant outside Jersey;
(ii)	an agreement provides that all disputes are to be referred to the exclusive jurisdiction of a court outside Jersey;
(iii)	there is an agreement to submit the subject matter of a dispute to arbitration or other dispute resolution procedure;
(iv)	there is a more appropriate forum than Jersey where the action should be tried;
(v)	earlier or concurrent proceedings have been commenced outside Jersey; or
(vi)	there has already been a final and conclusive judgment given on the merits by a foreign court with jurisdiction according to Jersey conflict of laws rules;
(b)	decline to stay proceedings in Jersey or grant leave to serve Jersey proceedings outside Jersey even if an agreement provides that all disputes are to be referred to the exclusive jurisdiction of a court outside Jersey if it is satisfied that there are strong reasons for doing so; and
(c)	grant injunctions in support of proceedings outside Jersey or restraining the commencement or continuance of proceedings or arbitration outside Jersey.

4.16	Where a foreign court (being a court of any country or territory outside the United Kingdom other than one for whose international relations the United Kingdom is responsible) has given a judgment for multiple damages against a qualifying defendant the amount which may be payable by such defendant may be limited by virtue of the Protection of Trading Interests Act 1980 (as extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order 1983) which provides that such qualifying defendant may be able to recover such amount paid by it as represents the excess in such multiple damages over the sum assessed as compensation by the court that gave the judgment.
4.17	Although there has been no decision in the Jersey courts regarding the enforceability of provisions that purport to fetter any statutory power of a Jersey company, such provisions may not be enforceable.
4.18	The enforceability of a person's obligations may be limited to the extent that such person successfully pleads either:
(a)	the droit de discussion (whereby a guarantor may require the beneficiary of the guarantee to exhaust the assets of the principal debtor before making a claim against the guarantor); or
(b)	the droit de division (whereby a co-obligor may require the person owed a joint obligation to make simultaneous claims in appropriate proportions upon all the co-obligors, thereby limiting its own liability), unless the person has expressly waived such rights.

4.19	Under the rules of procedure applicable, the Jersey courts may order a plaintiff in an action to provide security for costs and will normally exercise this power in respect of a party who is not ordinarily resident in Jersey and/or who does not have assets within the jurisdiction.
4.20	We express no view on any provision in the Base Indenture requiring written amendments and waivers of any of the provisions of the Base Indenture in so far as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.
4.21	The effectiveness of terms releasing or exculpating any party from, or limiting or excluding, a liability or duty otherwise owed may be limited by law.
4.22	Where any party to any of the Base Indenture is party to the Base Indenture in more than one capacity, that party may not be able to enforce obligations owed by it to itself.
4.23	There is no publicly available record of security interests in the tangible movable assets of Jersey companies other than Jersey-registered ships.
5.	Limitations
5.1	This opinion is limited to the matters expressly stated in it.
5.2	We offer no opinion:
(a)	on the commercial terms of the Base Indenture or any Supplemental Indenture or whether those terms reflect the intentions of the parties;

(b)	on any representation or warranty made or given in the Base Indenture or any Supplemental Indenture;
(c)	as to whether the parties will perform their obligations under the Base Indenture or any Supplemental Indenture; and
(d)	as to the title or interest of the Parent Guarantor to or in, or the existence of, any property or collateral the subject of the Base Indenture or any Supplemental Indenture.
5.3	We have made no investigation and express no opinion with respect to the laws of any jurisdiction other than Jersey.
5.4	We assume no obligation to update the Addressees in relation to changes of fact or law that may have a bearing on the continuing accuracy of this opinion.
6.	Jersey law

This opinion, and any non-contractual obligations arising out of it, are governed by Jersey law. This opinion is to be interpreted in accordance with Jersey law and extra-statutory guidance issued by any governmental, regulatory or tax authority in Jersey in force on the date of this opinion.

7.	Benefit of opinion
7.1	This opinion is only addressed to, and for the benefit of, the Addressees. It is given solely in connection with the registration of Securities under the Securities Act. This opinion may not, without our prior written consent, be transmitted or disclosed to, or used or relied upon by, any other person (including, without limitation, any holder of, or holder of beneficial interests in, any Securities) or be relied upon for any other purpose whatsoever.
7.2	We consent to the filing of a copy of this opinion as Exhibit 5.3 to the Registration Statement and to reference to us being made in the paragraph of the Base Prospectus headed "Legal Matters". In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Mourant Ozannes (Jersey) LLP

Mourant Ozannes (Jersey) LLP

Schedule

1.	WPP Finance 2010

Sea Containers House

18 Upper Ground

London

United Kingdom

SE1 9GL

2.	WPP 2025 LLC

3 World Trade Center

175 Greenwich Street

New York NY 10007

United States

3.	WPP plc

22 Grenville Street

St Helier

JE4 8PX

Jersey

4.	WPP Jubilee Limited

Sea Containers House

18 Upper Ground

London

United Kingdom

SE1 9GL

5.	WPP 2005 Limited

Sea Containers House

18 Upper Ground

London

United Kingdom

SE1 9GL

(each an Addressee and together, the Addressees)